As filed with the U.S. Securities and Exchange Commission on January 31, 2018.

Registration No. 333-221685

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Colony NorthStar Credit Real Estate, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	6798	38-4046290
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

515 S. Flower Street, 44th Floor

Los Angeles, CA 90071

(310) 282-8820

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

David A. Palamé

590 Madison Avenue, 34th Floor

New York, New York 10022

(212) 230-3300

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Ronald M. Sanders Colony NorthStar, Inc. Chief Legal Officer and Secretary 590 Madison Avenue, 34th Floor New York, New York 10022 (212) 230-3300	Jenny B. Neslin General Counsel and Secretary NorthStar Real Estate Income Trust, Inc. 590 Madison Avenue, 34th Floor New York, New York 10022 (212) 547-2600	Jenny B. Neslin General Counsel and Secretary NorthStar Real Estate Income II, Inc. 590 Madison Avenue, 34th Floor New York, New York 10022 (212) 547-2600

David W. Bonser Stacey P. McEvoy Hogan Lovells US LLP 555 13th Street, NW Washington, DC 20004-1109 (202) 637-5600	Rosemarie A. Thurston David E. Brown, Jr. Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, GA 30309-3424 (404) 881-7000	Joseph A. Herz Michael D. Helsel Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 (212) 801-9200

Approximate date of commencement of the proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective and upon completion of the transactions described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”) to the Registration Statement on Form S-4 (File No. 333-221685), originally filed with the U.S. Securities and Exchange Commission on November 21, 2017, as amended by Amendment No. 1 filed on December 5, 2017 (the “Registration Statement”) is being filed to (i) replace the “Calculation of Registration Fee” table contained in the Registration Statement at the time it became effective and (ii) amend the exhibit index to include Exhibit Nos. 8.6 and 23.9 filed herewith and to include Exhibit No. 24.2 (included on the signature page of this Post-Effective Amendment No. 1). The “Calculation of Registration Fee” table set forth below is being filed to reflect (i) the expected listing (the “Listing”) of Colony NorthStar Credit Real Estate, Inc.’s (the “Company”) Class A common Stock (the “Common Stock”) to satisfy the condition to completion of the proposed Combination (as defined in the Registration Statement) that the Common Stock be approved for listing on a national securities exchange in connection with either a listing or an initial public offering and (ii) the issuance of (a) 44,399,444 shares of Class B-3 common stock of the Company and (b) 3,075,623 limited liability company units of Credit RE Operating Company, LLC (“Credit RE”), in each case, to Colony Capital Operating Company, LLC or its subsidiaries (including such subsidiaries, “CCOC”), which CCOC became irrevocably bound to acquire prior to the filing of the Registration Statement, in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). No additional registration fee is required because the entire registration fee was previously paid.

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Class A Common Stock, par value $0.01 per share	82,483,534(1)	$1,838,602(2)	$228,906(4)

(1)	Represents the number of shares of Common Stock to be issued to holders of common stock (“NorthStar I Common Stock”) of NorthStar Real Estate Income Trust, Inc. (“NorthStar I”) and holders of common stock (“NorthStar II Common Stock”) of NorthStar Real Estate Income II, Inc. (“NorthStar II”) upon completion of the Combination in the event of a Listing, determined as follows: the sum of (i) (A) 119,333,203.167 shares of NorthStar I Common Stock outstanding as of January 30, 2018, multiplied by (B) the exchange ratio of 0.3532 shares of Common Stock for each share of NorthStar I Common Stock, and (ii) (A) 114,942,838.318 shares of NorthStar II Common Stock outstanding as of January 30, 2018, multiplied by (B) the exchange ratio of 0.3511 shares of Common Stock for each share of NorthStar II Common Stock, in each case, excluding the issuance of fractional shares (for which such holders will receive cash in lieu thereof). This number excludes (a) 44,399,444 shares of Company Class B-3 common stock and (b) 3,075,623 limited liability company units of Credit RE, to be issued to CCOC upon completion of the Combination, which, in each case, were offered and will be sold in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act.
(2)	Calculated pursuant to Rule 457(f)(2) under the Securities Act solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act.
(3)	The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act based on a rate of $124.50 per $1,000,000 of the proposed maximum aggregate offering price.
(4)	The registration fee was previously paid by the Company in connection with the filing of the Registration Statement.

PART II—Information not required in Prospectus

Item 20. Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services; or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Company’s charter contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The Company’s charter and the Company’s bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify, without requiring a preliminary determination of the ultimate entitlement to indemnification, (i) any present or former director or officer of the Company or (ii) any individual who, while a director or officer of the Company and at the Company’s request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, trustee, member, manager, employee, partner or agent, and who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in such capacity, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Company’s charter and the Company’s bylaws also obligate the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and permit the Company, with the approval of the Company’s board of directors, to provide the same (or lesser) indemnification and advancement of expenses to any employee or agent of the Company or a predecessor of the Company.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party to, or witness in, by reason of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party to, or witness in, by reason of their service in those or other capacities, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A Maryland corporation may not indemnify a director or officer with respect to a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or a proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Upon application by one of the Company’s directors or executive officers to a court of appropriate jurisdiction and upon such notice as the court may require, the court may order indemnification of such director or executive officer if:

•	the court determines that such director or executive officer is entitled to reimbursement for expenses in a matter in which the director has been successful, in which case the director or executive officer shall be entitled to recover from the Company the expenses of securing such indemnification; or

•	the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct for which indemnification is permitted under the Maryland General Corporation Law (“MGCL”) or has been adjudged liable for receipt of an “improper personal benefit” under the MGCL; provided, however, that the Company’s indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by the Company or in the Company’s right or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Company intends to enter into indemnification agreements with each of its directors and executive officers that will require the Company to indemnify such directors and executive officers to the maximum extent permitted by Maryland law and to pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding. The indemnification provided under the indemnification agreements will not be exclusive of any other indemnity rights.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

The foregoing is only a general summary of certain aspects of Maryland law and the Company’s charter and the Company’s bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Maryland law referenced above and the Company’s charter and the Company’s bylaws.

In addition, the directors and officers of the Company are indemnified for specified liabilities and expenses pursuant to the organizational documents of certain subsidiaries of the Company.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1†	Amended and Restated Master Combination Agreement, dated as of November 20, 2017, among Colony Capital Operating Company, LLC, NRF RED REIT Corp., NorthStar Real Estate Income Trust, Inc., NorthStar Real Estate Income Trust Operating Partnership, LP, NorthStar Real Estate Income II, Inc., NorthStar Real Estate Income Operating Partnership II, LP, Colony NorthStar Credit Real Estate, Inc. and Credit RE Operating Company, LLC (attached as Annex A to the joint proxy statement/prospectus contained in this Registration Statement)

3.1**	Form of Articles of Amendment and Restatement of Colony NorthStar Credit Real Estate, Inc. (attached as Annex B to the joint proxy statement/prospectus contained in this Registration Statement)

3.2**	Form of Amended and Restated Bylaws of Colony NorthStar Credit Real Estate, Inc. (attached as Annex C to the joint proxy statement/prospectus contained in this Registration Statement)

5.1**	Validity Opinion of Hogan Lovells US LLP

8.1**	Opinion of Hogan Lovells US LLP as to certain tax matters

8.2**	Opinion of Alston & Bird LLP as to certain tax matters

8.3**	Opinion of Greenberg Traurig, LLP as to certain tax matters

8.4**	Opinion of Alston & Bird LLP as to certain tax matters

8.5**	Opinion of Greenberg Traurig, LLP as to certain tax matters

8.6	Opinion of Hogan Lovells US LLP as to certain tax matters

10.1**	Form of Management Agreement

10.2**	Form of Stockholders Agreement

10.3**	Form of Registration Rights Agreement

23.1**	Consent of Hogan Lovells US LLP (included as part of the opinion filed as Exhibit 5.1 hereto)

23.2**	Consent of Hogan Lovells US LLP (included as part of the opinion filed as Exhibit 8.1 hereto)

23.3**	Consent of Alston & Bird LLP (included as part of the opinions filed as Exhibits 8.2 and 8.4 hereto)

23.4**	Consent of Greenberg Traurig, LLP (included as part of the opinions filed as Exhibits 8.3 and 8.5 hereto)

23.5**	Consent of Grant Thornton to NorthStar Real Estate Income Trust, Inc.

23.6**	Consent of Grant Thornton to NorthStar Real Estate Income II, Inc.

23.7**	Consent of Ernst & Young to the CLNS Investment Entities

23.8**	Consent of Ernst & Young to Colony NorthStar Credit Real Estate, Inc.

23.9	Consent of Hogan Lovells US LLP (included as part of the opinion filed as Exhibit 8.6 hereto)

24.1**	Powers of Attorney (included on signature page of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on November 21, 2017)

24.2	Powers of Attorney (included on signature page of this Post-effective Amendment No. 1)

Exhibit No.	Description

99.1**	Consent of Credit Suisse Securities (USA) LLC

99.2**	Consent of Moelis & Company, LLC

99.3**	Duff & Phelps, LLC Valuation Report of Certain Assets and Liabilities of NorthStar Real Estate Income Trust, Inc.

99.4**	Duff & Phelps, LLC Valuation Report of Certain Assets and Liabilities of NorthStar Real Estate Income II, Inc.

99.5**	Duff & Phelps, LLC Valuation Report of Certain Assets and Liabilities of Colony NorthStar, Inc.

99.6**	Consent of Duff & Phelps, LLC to NorthStar Real Estate Income Trust, Inc.

99.7**	Consent of Duff & Phelps, LLC to NorthStar Real Estate Income II, Inc.

99.8**	Consent of Duff & Phelps, LLC to Colony NorthStar Acquisitions, LLC

99.9**	Form of Proxy of NorthStar Real Estate Income Trust, Inc.

99.10**	Form of Proxy of NorthStar Real Estate Income II, Inc.

†	Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.
**	Previously filed.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: if the registration is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description

2.1†	Amended and Restated Master Combination Agreement, dated as of November 20, 2017, among Colony Capital Operating Company, LLC, NRF RED REIT Corp., NorthStar Real Estate Income Trust, Inc., NorthStar Real Estate Income Trust Operating Partnership, LP, NorthStar Real Estate Income II, Inc., NorthStar Real Estate Income Operating Partnership II, LP, Colony NorthStar Credit Real Estate, Inc. and Credit RE Operating Company, LLC (attached as Annex A to the joint proxy statement/prospectus contained in this Registration Statement)

3.1**	Form of Articles of Amendment and Restatement of Colony NorthStar Credit Real Estate, Inc. (attached as Annex B to the joint proxy statement/prospectus contained in this Registration Statement)

3.2**	Form of Amended and Restated Bylaws of Colony NorthStar Credit Real Estate, Inc. (attached as Annex C to the joint proxy statement/prospectus contained in this Registration Statement)

5.1**	Validity Opinion of Hogan Lovells US LLP

8.1**	Opinion of Hogan Lovells US LLP as to certain tax matters

8.2**	Opinion of Alston & Bird LLP as to certain tax matters

8.3**	Opinion of Greenberg Traurig, LLP as to certain tax matters

8.4**	Opinion of Alston & Bird LLP as to certain tax matters

8.5**	Opinion of Greenberg Traurig, LLP as to certain tax matters

8.6	Opinion of Hogan Lovells US LLP as to certain tax matters

10.1**	Form of Management Agreement

10.2**	Form of Stockholders Agreement

10.3**	Form of Registration Rights Agreement

23.1**	Consent of Hogan Lovells US LLP (included as part of the opinion filed as Exhibit 5.1 hereto)

23.2**	Consent of Hogan Lovells US LLP (included as part of the opinion filed as Exhibit 8.1 hereto)

23.3**	Consent of Alston & Bird LLP (included as part of the opinions filed as Exhibits 8.2 and 8.4 hereto)

23.4**	Consent of Greenberg Traurig, LLP (included as part of the opinions filed as Exhibits 8.3 and 8.5 hereto)

23.5**	Consent of Grant Thornton to NorthStar Real Estate Income Trust, Inc.

23.6**	Consent of Grant Thornton to NorthStar Real Estate Income II, Inc.

23.7**	Consent of Ernst & Young to the CLNS Investment Entities

23.8**	Consent of Ernst & Young to Colony NorthStar Credit Real Estate, Inc.

23.9	Consent of Hogan Lovells US LLP (included as part of the opinion filed as Exhibit 8.6 hereto)

24.1**	Powers of Attorney (included on signature page of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on November 21, 2017)

24.2	Powers of Attorney (included on signature page of this Post-effective Amendment No. 1)

99.1**	Consent of Credit Suisse Securities (USA) LLC

99.2**	Consent of Moelis & Company, LLC

99.3**	Duff & Phelps, LLC Valuation Report of Certain Assets and Liabilities of NorthStar Real Estate Income Trust, Inc.

99.4**	Duff & Phelps, LLC Valuation Report of Certain Assets and Liabilities of NorthStar Real Estate Income II, Inc.

99.5**	Duff & Phelps, LLC Valuation Report of Certain Assets and Liabilities of Colony NorthStar, Inc.

99.6**	Consent of Duff & Phelps, LLC to NorthStar Real Estate Income Trust, Inc.

99.7**	Consent of Duff & Phelps, LLC to NorthStar Real Estate Income II, Inc.

99.8**	Consent of Duff & Phelps, LLC to Colony NorthStar Acquisitions, LLC

99.9**	Form of Proxy of NorthStar Real Estate Income Trust, Inc.

99.10**	Form of Proxy of NorthStar Real Estate Income II, Inc.

†	Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on January 31, 2018.

COLONY NORTHSTAR CREDIT REAL ESTATE, INC.

/s/ Sujan S. Patel
Name: Sujan S. Patel
Title: Chief Financial Officer and Treasurer

POWER OF ATTORNEY

BE IT KNOWN BY THESE PRESENTS: Each of the undersigned directors and officers hereby makes, constitutes and appoints Richard B. Saltzman, Kevin P. Traenkle, Sujan S. Patel and David A. Palamé, and each of them severally, with full power of substitution, his or her true and lawful attorneys-in-fact, for him or her and in his or her name, place and stead to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all registration statements and amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, and to file with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he or she might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 31, 2018.

Signature	Title

/s/ Richard B. Saltzman Richard B. Saltzman	Chairman

/s/ Kevin P. Traenkle Kevin P. Traenkle	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Sujan S. Patel Sujan S. Patel	Chief Financial Officer (Principal Financial Officer)

/s/ Neale W. Redington Neale W. Redington	Chief Accounting Officer (Principal Accounting Officer)

/s/ Catherine D. Rice Catherine D. Rice	Director

/s/ Vernon B. Schwartz Vernon B. Schwartz	Director

/s/ Darren J. Tangen Darren J. Tangen	Director

/s/ John E. Westerfield John E. Westerfield	Director

/s/ Winston W. Wilson Winston W. Wilson	Director